UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. 1)

Vicor Corp.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

925815102
(CUSIP Number)

December 31, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the
rule pursuant to which this Schedule is filed:
[ X ]	Rule 13d-1(b)
[     ]  	Rule 13d-1(c)
[     ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.	925815102

1.	                	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos.
				of above persons (entities only).
		Nevis Capital Management, Inc.
		52-1740975

2.		CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				3,165,673
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				3,165,673

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		3,165,673

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		7.5%

12.		TYPE OF REPORTING PERSON:
		IA


CUSIP No.	925815102

1.               	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos.
			of above persons (entities only).
		Jon C. Baker

2.		CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				3,165,673
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				3,165,673

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		3,165,673

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		7.5%

12.		TYPE OF REPORTING PERSON:
		IN


CUSIP No.	925815102

1.                	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos.
				of above persons (entities only).
		David R. Wilmerding, III

2.		CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				153,500
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				3,165,673
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				153,500

8.		SHARED DISPOSITIVE POWER:
				3,165,673

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		3,319,173

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		7.9%

12.		TYPE OF REPORTING PERSON:
		IN


ITEM 1.
	(a)	Name of Issuer:
		Vicor Corp.
		(b)	Address of Issuer's Principal Executive Offices:
			25 Frontage Road
			Andover, MA  01810

ITEM 2.
	(a)	Name of Person Filing:
		NEVIS CAPITAL MANAGEMENT, INC. ("Nevis")
		Jon C. Baker ("Baker")
		David R. Wilmerding, III ("Wilmerding")
	(b)	Address of Principal Business Office or, if none, Residence:
		Nevis, Baker and Wilmerding - 1119 St. Paul St, Baltimore MD  21202
	(c)	Citizenship:
		Nevis - MARYLAND
		Baker and Wilmerding - USA
	(d)	Title of Class of Securities:
		COMMON STOCK
(e)	CUSIP Number:
925815102

ITEM 3.	If this statement is filed pursuant to
Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether
the person filing is a:
Nevis:
	(a)	[     ]	Broker or dealer registered under
Section 15 of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6)
of the Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under
Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	    	[  X]	An investment adviser in accordance with
Section 240.13d-1(b)(1)(ii)(E);
(f)           [     ]	An employee benefit plan or endowment
fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[     ]	A parent holding company or control person
in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in Section
3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from the
definition of an investment company under Section 3(c)(14)
of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).
For Baker and Wilmerding:
	(a)	[     ]	Broker or dealer registered under
Section 15 of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6)
of the Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under
Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)    	[      ]	An investment adviser in accordance
with Section 240.13d-1(b)(1)(ii)(E);
(f)           [     ]	An employee benefit plan or endowment
fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[ X ]	A parent holding company or control person in
accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in
Section 3(b) of the Federal Deposit Insurance
Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from
the definition of an investment company under
Section 3(c)(14) of the Investment Company
Act of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.	Ownership
(a)	Amount Beneficially Owned:
Wilmerding:  3,319,173
Nevis and Baker:  3,165,673
(b)	Percent of Class:
Wilmerding:  7.9%
Nevis and Baker: 7.5%
	(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct vote:
Nevis:  0
Baker:  0
Wilmerding:  153,500
(ii)	shared power to vote or to direct the vote:
Nevis:  3,165,673
Baker:  3,165,673
Wilmerding:  3,165,673
(iii)	sole power to dispose or to direct the disposition of:
Nevis:  0
Baker:  0
Wilmerding:  153,500
(iv)	shared power to dispose or to direct the disposition:
Nevis:  3,165,673
Baker:  3,165,673
Wilmerding:  3,165,673

Item 5.  Ownership of Five Percent or Less of a Class
	Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7.  Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on
By the Parent Holding Company
	Nevis Capital Management, Inc. - Not Applicable
Jon C. Baker and David R. Wilmerding, III, each control 50% of Nevis Capital Management, Inc.
Nevis is registered as an investment adviser under the Investment Advisers Act of 1940.

Item 8.  Identification and Classification of Members of the Group
	Not Applicable

Item 9.  Notice of Dissolution of Group
	Not Applicable


Item 10.  Certification
(a)	The following certification shall be included
if the statement is filed pursuant to 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my
knowledge and belief, I certify that the information
set forth in this statement is true, complete
and correct.
						                                              								03-21-01
					             		Date
						     Nevis Capital Management, Inc.

				                 By:  /s/ David R. Wilmerding, III
				                David R. Wilmerding, III, President


						                                               								03-21-01
							            Date

						         /s/    Jon C. Baker
						                Jon C. Baker


						                                              								03-21-01
					             		Date


						         /s/    David R. Wilmerding
				                       David R. Wilmerding, III







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